UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 7, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Calls on Harry Madonna and Andrew Cohen to Stop Blaming Others for Their Management Failures, Engage in Negotiations

CAMDEN, NJ: George E. Norcross, III, Gregory B. Braca, and Philip A. Norcross today responded to a statement issued by Republic First Bancorp, Inc. (the “Company” or “Republic First”) (FRBK) that ignores key facts about the failures of the board members, in an attempt to shift the responsibility for a lack of substantive negotiation about the Company’s future. The new release is the latest in a series of stunts by Republic First designed to delay badly needed reforms and entrench the Company’s current leadership.

“The claims made in today’s Republic First statement are clearly just another attempt to deflect attention from its own failures because the record is clear: we have repeatedly offered serious, substantive proposals to make a major investment and inject badly needed capital into the Company, but all we have been met with is silence and legal gamesmanship,” said Braca today. “Meanwhile, the Company continues to flounder, with its stock price hovering near 52 week lows and many, if not all, of the key operating metrics well below its peers. The issue isn’t that we ‘claim[] to care about all of Republic First’s constituencies,’ as today’s release states, but rather that the deeply-conflicted board does not. We find it astounding that instead of working with us to develop a plan for solving the Bank’s pressing needs— capital, earnings and leadership— the board has now stalled for over one year.”

As detailed in a letter the Norcross Braca group sent to the Republic First board last Friday, its January proposal to invest up to $100,000,000 through the purchase of newly-issued common shares has been, like the group’s previous three investment offers, basically ignored by the Republic First board. In place of serious and productive negotiation, the leadership of Republic First has repeatedly engaged in gamesmanship, including trying to have a case against it removed to federal court — only to have it quickly returned — and opening and quickly adjourning the long overdue annual meeting as a gambit to entrench current board members by blocking others from nominating badly needed replacements.

“In today’s press release, Republic First alleges that we have been running a misleading campaign, but they don’t specify what things we’ve said are misleading – why is that?” wondered Braca. “Do they disagree that the bank has seriously underperformed its peers? That the Company’s stock reached new 52-week lows recently? How about that hundreds of thousands of dollars of related-party transactions were recently revealed while the Company refuses to release the results of an outside investigation into these types of related-party transactions? What about the unexplained multi-million dollar accounting error and restatement? Or the dramatic loss of value due to bad investment decisions, as well as multiple and prolonged failures to make required SEC filings and repeated threats of NASDAQ delisting? Maybe they’d like to provide more information about the distressing earnings, as detailed in the 12/31 bank call report released last week?”

Braca also highlighted the incorrect claim made in today’s Republic First release that the Norcross Braca group refuses to “sign a standard non-disclosure agreement.”

“We submitted a perfectly fine NDA, which we have today released, but they insist that we abandon all our work and efforts in order for an opportunity to have a single meeting with them, a meeting where they could just tell us nothing. That’s not something anyone in our position would do,” closed Braca.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].